Exhibit 99.1

News Release

Media Contact:

Al Butkus – (816) 467-3616

Media Relations – (816) 467-3000

Investor Contact:

Neala Hackett –	(816) 467-3562

AQUILA'S FIRST QUARTER EARNINGS IMPACTED BY MILDER WEATHER

Earnings Conference Call and Webcast Are Tomorrow at 9:30 a.m. Eastern

KANSAS CITY, MO, May 3, 2006 – Aquila, Inc. (NYSE:ILA) today reported a net loss of $1.1 million for the quarter ended March 31, 2006, or a fully diluted loss of less than one cent per share, compared to net income of $700,000, or two cents per fully diluted share, in the first quarter of 2005. First quarter sales were $431 million in 2006 versus $352.9 million in 2005. Earnings before interest, taxes, depreciation and amortization (EBITDA) for the continuing and discontinued electric and gas utility businesses were $90.9 million in the first quarter of 2006, compared to $103.7 million in the same quarter in 2005.

“Our employees continue to manage growth in our gas and electric businesses while also working hard to close the sale of the remaining three utility properties by the end of the third quarter,” said Richard C. Green, Aquila chairman and chief executive officer. “As the proceeds from the sales are received, our debt reduction efforts are ramping up, allowing us to create a solid growth platform to meet the energy needs of the communities we serve.”

Continuing Utilities Performance

The continuing electric utility operations in Missouri and Colorado and the continuing natural gas utility operations in Iowa, Kansas, Nebraska and Colorado reported first quarter 2006 EBITDA of $48.7 million, compared to $52.2 million in 2005. Electric Utilities EBITDA was $23.6 million in 2006, down from $29.2 million a year earlier. Gas Utilities EBITDA was $25.1 million in 2006, up slightly from $23 million in 2005.

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Aquila First Quarter 2006 Earnings, Page 2

Continuing Operations - Electric Utilities

Sales from electric operations were $169.5 million in the first quarter of 2006, up from $139.8 million a year earlier. Gross profit in the current quarter was $72 million, down slightly from $72.4 million in the first quarter of 2005. Growth in the number of electric customers served, a Missouri rate increase and rate redesign effective in March 2006, and the impact of a redesign of Colorado electric rates beginning in March 2005 were offset by the unfavorable year-to-year impacts of milder winter weather in the current quarter and $7.5 million in first quarter 2005 electric fuel mark-to-market income. The decline in mark-to-market income is the result of specific regulatory accounting treatment provided in the Missouri electric rate case settled in January 2006.

Operation and maintenance expense increased $2 million in 2006 compared to 2005. The primary cause of the increase was a change in the allocation of executive management and central services costs. Effective January 1, 2006 these costs are no longer being allocated to the company’s held-for-sale utilities. This change resulted in an increased allocation of these costs to Electric Utilities of approximately $2.6 million and a corresponding decreased allocation to Gas Utilities. Other income decreased by $2.8 million primarily due to capitalized Allowance for Funds Used During Construction related to the South Harper peaking facility in the first quarter of 2005. This facility was completed in the third quarter of 2005.

Continuing Operations - Gas Utilities

Sales from natural gas operations were $263 million in 2006, up from $231.5 million a year earlier. Gross profit was $56 million, down slightly from $56.2 million in 2005. Growth in the number of gas customers served, an interim rate increase in Iowa effective in May 2005, and a rate increase in Kansas effective in June 2005 were offset by the unfavorable impact of this quarter’s milder winter weather. Operation and maintenance expense decreased $2.9 million in 2006 compared to 2005. The primary cause of the decrease was the change in the allocation of executive management and central services costs mentioned above in Electric Utilities. This change resulted in a decreased allocation of these costs to Gas Utilities of approximately $2.6 million and a corresponding increased allocation to Electric Utilities.

Merchant Services

Merchant Services, which is conducted through the company’s Aquila Merchant Services, Inc. (Aquila Merchant) subsidiary, reported a loss before interest, taxes, depreciation and

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Aquila First Quarter 2006 Earnings, Page 3

amortization of $7.4 million in the first quarter of 2006, compared to a loss of $7.3 million in the first quarter of 2005. Gross loss was $11.2 million in 2006, compared to a gross loss of $30.9 million a year earlier.

The first quarter 2006 gross loss was less than the first quarter 2005 gross loss primarily as a result of 2005 losses of $16.8 million related to the stream flow contract and other settlements and a $4.5 million margin loss on the write-off of balances related to Aquila’s previous sale of gas pipeline investments.

Operation and maintenance expense decreased $7.5 million in the first quarter of 2006 as compared to 2005 primarily due to the reversal of $4.4 million in allowances for bad debts provided in prior years. The roll-off of Aquila Merchant’s legacy trading portfolio has resulted in a decline in its outstanding receivable balance, which in turn has lowered its required provision for bad debts. Lower litigation and other costs associated with winding down the business contributed to the remaining $3.1 million of decrease in 2006. Restructuring charges also decreased in 2006 due to the termination of Aquila Merchant headquarters leases in the first quarter of 2005.

Factors offsetting the favorable items mentioned above were a $7.1 million first quarter 2005 refund of value-added taxes, a $16.3 million pretax gain on the 2005 termination of the Batesville tolling agreement, and a $9.3 million 2005 pretax gain on the sale of Aquila Merchant’s equity investment in an electronic trading platform, none of which recurred in 2006.

Corporate and Other

Corporate and Other reported a first quarter 2006 loss before interest and taxes, depreciation and amortization of $5.6 million, compared to a $1.7 million loss in the first quarter of 2005. The primary factor contributing to the increased first quarter 2006 loss was a $2 million charge for one-time termination benefits related to positions to be eliminated in connection with the utility asset sales discussed previously.

Other income decreased $1.2 million in the first quarter of 2006 compared to the same period in 2005 due to additional letter of credit fees. These fees relate to Aquila’s use of the $180 million revolving credit and letter of credit facility entered into in April 2005 to replace cash collateral posted with various suppliers.

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Aquila First Quarter 2006 Earnings, Page 4

Discontinued Operations

Discontinued Operations reported EBITDA of $44.2 million in the first quarter of 2006, compared to $54.5 million in the first quarter of 2005. Included in discontinued operations are Aquila’s Kansas electric and Minnesota and Missouri gas utility operations; Everest Connections; its former Goose Creek and Raccoon Creek merchant peaking plants in Illinois; and its former Michigan gas utility operations.

The company’s former Michigan division and three remaining held-for-sale utility businesses reported EBITDA of $42.2 million in the first quarter of 2006, which was a $9.3 million decrease from earnings of $51.5 million reported in the first quarter of 2005. Milder winter weather in 2006 and the settlement of a Minnesota property tax dispute in the first quarter of 2005 were the primary factors causing the EBITDA decrease. Increases in operation and maintenance expense related to employee wage adjustments, consulting costs, and vehicle costs were offset by an electric rate increase in Kansas effective in April 2005. EBITDA for the two Illinois merchant peaking plants and Everest Connections decreased by $1 million in the first quarter of 2006.

Liquidity

The most significant activity impacting Aquila’s working capital is the purchase of natural gas for its gas utility customers. Aquila uses a combination of revolving credit and letter of credit facilities and cash on hand to meet these peak requirements. The company currently has total capacity under such facilities of approximately $490 million, and had issued $180.5 million in letters of credit against that capacity at March 31, 2006. Working capital requirements are expected to decline to approximately $200 million following the sale of the Michigan, Minnesota and Missouri gas properties.

Conference Call, Webcast and Additional Information

Tomorrow morning at 9:30 a.m. Eastern Time, Aquila will host a conference call and webcast in which senior executives will review first quarter 2006 results. Participants will be Chief Executive Officer Richard C. Green, Chief Operating Officer Keith Stamm and Chief Financial Officer Rick Dobson.

To access the live webcast via the Internet, go to Aquila’s website at www.aquila.com and click “Presentations & Webcasts” in the “Investor Information” section. Listeners should allow at least five minutes to register and access the presentation. For those unable to listen to the live

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Aquila First Quarter 2006 Earnings, Page 5

broadcast, an online replay will be available for two weeks at the same location on the website (“Investor Information”), beginning approximately two hours after the presentation. Replay also will be available by telephone through Thursday, May 11, 2006 at 800-405-2236 in the United States, and at 303-590-3000 for international callers. Callers need to enter the access code 11060177 when prompted.

Based in Kansas City, Missouri, Aquila employees operate electric power generation and electric and natural gas transmission and distribution utilities serving 1.2 million customers in communities located in Colorado, Iowa, Kansas, Minnesota, Missouri and Nebraska. At March 31, 2006, Aquila had total assets of $4.2 billion. More information is available at www.aquila.com.

“EBITDA”

Aquila uses the term “earnings before interest, taxes, depreciation and amortization (EBITDA)” as a performance measure for segment financial analysis. The term is not meant to be considered an alternative to net income or cash flows from operating activities, which are determined in accordance with generally accepted accounting principles. In addition, the term may not be comparable to similarly titled measures used by other companies.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements involve risks and uncertainties, and certain important factors can cause actual results to differ materially from those anticipated. The forward-looking statements contained in this press release include:

•

The company expects to close its pending utility asset sales by the end of the third quarter of 2006.. Some important factors that could cause actual results to differ materially from those anticipated include:

•

The receipt of regulatory approvals and third-party consents is largely outside of the company’s control. Regulators or contractual counterparties may refuse to provide the approvals and consents required to complete the asset sales, or the receipt of such approvals and consents may be delayed beyond the third quarter of 2006; and

•	The occurrence of a material adverse event to the company’s assets and operations could jeopardize our ability to close the pending asset sales this year.
•

The company expects its working capital requirements to be approximately $200 million after it divests its Minnesota and Missouri gas operations. Some important factors that could cause actual results to differ materially from those anticipated include:

•	Unanticipated increases in fuel-related costs, such as the price of natural gas, power, and coal, could increase the company’s working capital requirements; and
•

The company’s working capital requirements could increase if the company is not able to timely pass through costs to its utility customers, including the pass-through of fuel-related costs to its Missouri electric customers.

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Aquila First Quarter 2006 Earnings, Page 6

AQUILA, INC.

Consolidated Statements of Income

	3 Months Ended Mar. 31,
In millions, except per share amounts	2006	2005
Sales	$431.0	$352.9
Cost of sales	314.2	255.2
Gross profit	116.8	97.7
Operating expenses:
Operation and maintenance expense	71.2	78.9
Taxes other than income taxes	8.9	.7
Restructuring charges	2.0	6.6
Net (gain) loss on asset sales and other charges	.7	(25.6)
Total operating expenses	82.8	60.6
Other income (expense)	1.7	6.1
Earnings before interest, taxes, depreciation and amortization	35.7	43.2
Depreciation and amortization expense	27.1	26.4
Total interest expense	37.0	39.2
Loss from continuing operations before income taxes	(28.4)	(22.4)
Income tax benefit	(10.8)	(9.2)
Loss from continuing operations	(17.6)	(13.2)
Earnings from discontinued operations, net of tax	16.5	13.9
Net income (loss)	$(1.1)	$.7
Weighted average shares outstanding – diluted	374.7	353.3
Loss per share from continuing operations – diluted	$(.05)	$(.02)
Earnings per share from discontinued operations – diluted	.05	.04
Net income (loss) per share – diluted	$—	$.02

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Aquila First Quarter 2006 Earnings, Page 7

AQUILA, INC.

Earnings (Loss) Before Interest, Taxes, Depreciation and Amortization (EBITDA)

	3 Months Ended March 31,		Favorable
In millions	2006	2005	(Unfavorable)
Utilities:
Electric Utilities	$23.6	$29.2	$(5.6)
Gas Utilities	25.1	23.0	2.1
Total Utilities	48.7	52.2	(3.5)
Merchant Services	(7.4)	(7.3)	(0.1)
Corporate and Other	(5.6)	(1.7)	(3.9)
Total EBITDA	35.7	43.2	(7.5)
Depreciation and amortization	27.1	26.4	(.7)
Interest expense	37.0	39.2	2.2
Loss from continuing operations before income taxes	$(28.4)	$(22.4)	$(6.0)

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Aquila First Quarter 2006 Earnings, Page 8

AQUILA, INC.

Consolidated Balance Sheets

	March 31,	December 31,
In millions	2006	2005
ASSETS
Cash and cash equivalents	$263.6	$14.2
Restricted cash	30.8	10.9
Funds on deposit	134.9	264.9
Accounts receivable, net	251.5	399.7
Price risk management assets	119.3	200.0
Inventories and other current assets	132.9	185.4
Current assets of discontinued operations	193.3	269.0
Total current assets	1,126.3	1,344.1
Utility plant, net	1,746.9	1,741.9
Non-utility plant, net	133.1	135.4
Price risk management assets	129.5	177.7
Goodwill, net	111.0	111.0
Prepaid pension	64.3	68.3
Deferred charges and other assets	154.8	154.4
Non-current assets of discontinued operations	733.2	897.9
Total Assets	$4,199.1	$4,630.7
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current maturities of long-term debt	$125.2	$88.3
Short-term debt	—	12.0
Accounts payable	156.4	356.2
Accrued interest and other accrued liabilities	203.9	268.1
Price risk management liabilities	110.3	164.9
Customer funds on deposit	30.3	74.0
Current liabilities of discontinued operations	25.0	31.1
Total current liabilities	651.1	994.6
Long-term debt, net	1,853.0	1,891.2
Deferred income taxes and credits	71.7	71.5
Price risk management liabilities	98.3	138.9
Deferred credits	151.9	161.6
Non-current liabilities of discontinued operations	63.8	63.0
Common shareholders’ equity	1,309.3	1,309.9
Total Liabilities and Shareholders’ Equity	$4,199.1	$4,630.7

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